                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement        [_]  Confidential, for Use of the
                                             Commission Only (as permitted by
                                             Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                           Calgon Carbon Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)

                           Calgon Carbon Corporation
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

[LOGO OF CALGON]
CALGON CARBON CORPORATION

      CALGON CARBON CORPORATION  P.O. BOX 717  PITTSBURGH, PA 15230-0717
                    (412)787-6700  TELEX  671 1837 CCC PGH
                                                    PANAFAX:412-787-6713

Dear Stockholder:

You are cordially invited to attend the Annual Meeting of Stockholders of Calgon Carbon Corporation at 1:00 p.m., Eastern Daylight Saving Time, on Tuesday, April 22, 1997 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania.

Information about the business of the meeting and the nominee for election as a director is set forth in the notice of the meeting and the Proxy Statement, which are attached. This year you are asked to elect one director and to vote with respect to several stockholder proposals. As you will see in the proxy materials, the Board of Directors has recommended that you vote against the three stockholder proposals.

It is important that your shares be represented at the meeting. Even if you plan to attend the meeting in person, we hope that you will send a proxy voting on the matters to be considered. Please sign, date and return your proxy in the enclosed envelope as promptly as possible.

                                                       Very truly yours,

                                                       /s/ Colin Bailey

                                                       Colin Bailey
                                                       President

March 21, 1997

                           CALGON CARBON CORPORATION
                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

The Annual Meeting of Stockholders of Calgon Carbon Corporation will be held at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh, Pennsylvania, on Tuesday, April 22, 1997 at 1:00 p.m., Eastern Daylight Saving Time, for the following purposes:

  (1) To elect one director (Proposal 1);

  (2) To consider a stockholder proposal regarding a classified Board of Directors (Proposal 2);

  (3) To consider a stockholder proposal regarding compensation of non-employee Directors (Proposal 3);

  (4) To consider a stockholder proposal regarding hiring investment bankers (Proposal 4); and

  (5) To transact such other business as may properly come before the meeting.

Please refer to the accompanying Proxy Statement for a description of the matters to be considered at the meeting.

Holders of record of the Company's Common Stock as of the close of business on March 11, 1997 are entitled to notice of and to vote at the meeting.

Please sign, date and return the enclosed proxy promptly in the envelope provided, which requires no United States postage.

                                                  Joseph A. Fischette
                                                      Secretary

March 21, 1997

                           CALGON CARBON CORPORATION

                                PROXY STATEMENT

                               TABLE OF CONTENTS

                                                                           PAGE
                                                                           ----
Voting Securities and Record Date.........................................   1
Security Ownership of Management and Certain Beneficial Owners............   1
Board of Directors and Committees of the Board............................   3
Election of Directors (Proposal 1)........................................   4
Executive Compensation....................................................   5
Stockholder Proposal Regarding a Classified Board of Directors (Proposal
 2).......................................................................  12
Stockholder Proposal Regarding Compensation of Non-employee Directors
 (Proposal 3).............................................................  13
Shareholder Proposal Regarding Hiring Investment Bankers (Proposal 4).....  15
Ratification of Appointment of Independent Auditors.......................  17
Vote Required.............................................................  17
Other Business............................................................  17
Stockholder Proposals.....................................................  17

                           CALGON CARBON CORPORATION
                                PROXY STATEMENT

                        ANNUAL MEETING OF STOCKHOLDERS

                                APRIL 22, 1997

The enclosed proxy is solicited on behalf of the Board of Directors of Calgon Carbon Corporation (the "Company") for use at the Annual Meeting of Stockholders to be held at 1:00 p.m., Eastern Daylight Saving Time, on Tuesday, April 22, 1997 at the principal executive office of the Company, 400 Calgon Carbon Drive, Pittsburgh Pennsylvania. The accompanying Notice of Annual Meeting of Stockholders sets forth the purposes of the meeting.

The enclosed proxy may be revoked at any time before its exercise by giving written notice of revocation to the Secretary of the Company. The shares represented by proxies in the form solicited by the Board of Directors will be voted at the meeting. If a choice is specified on the proxy with respect to a matter to be voted upon, the shares represented by the proxy will be voted in accordance with that specification. If no choice is specified, the shares will be voted as stated below in this Proxy Statement.

It is expected that this Proxy Statement and the accompanying form of proxy will first be mailed to stockholders on or about March 21, 1997. The Company's Annual Report to Stockholders for 1996 is enclosed with this Proxy Statement but does not form a part of the proxy soliciting material. The cost of soliciting proxies will be borne by the Company. Following the original mailing of the proxy soliciting material, regular employees of the Company may solicit proxies by mail, telephone, telecopy, telegraph and personal interview. The Company has hired D. F. King & Co., Inc. to solicit proxies on behalf of the Company at an estimated cost of $25,000. The Company may also request brokerage houses and other nominees or fiduciaries to forward copies of the proxy soliciting material and 1996 Annual Report to beneficial owners of the stock held in their names, and the Company will reimburse them for reasonable out-of-pocket expenses incurred in doing so.

                       VOTING SECURITIES AND RECORD DATE

Holders of the Company's Common Stock of record as of the close of business on March 11, 1997 are entitled to receive notice of and to vote at the meeting. At the record date, the Company had outstanding 39,674,660 shares of Common Stock, the holders of which are entitled to one vote per share. The Company does not have cumulative voting.

        SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

MANAGEMENT

The following table shows the number of shares of Common Stock beneficially owned by each director of the Company, by Joseph A. Fischette, John M. MacCrum and R. Scott Keefer, executive officers of the Company, by Ronald R. Tisch, who has retired as an executive officer of the Company but who is named in the summary compensation table, and by all directors and executive officers of the Company as a group, as of the record date. Unless otherwise indicated in the footnotes to the table, each person named and all directors and executive officers as a group have sole voting power and sole investment power with respect to the shares. As used herein, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, a security, or the sole or shared investment power with respect to a security (i.e., the power to dispose of, or to direct the disposition of, the security). A person is deemed to have "beneficial ownership" of any security that the person has the right to acquire within 60 days after the record date.

                                       NUMBER   PERCENT
NAME OF BENEFICIAL OWNER              OF SHARES OF CLASS
------------------------              --------- --------
Colin Bailey                          1,879,424    4.7%
Robert W. Cruickshank(2)                  9,100      *
Arthur L. Goeschel(2)                    83,600      *
Thomas A. McConomy(2)                 4,828,580   12.2
Nick H. Prater(2)                         3,100      *
Seth E. Schofield                         2,600      *
Ronald R. Tisch                       1,140,000    2.9
Harry H. Weil(1)(2)                       6,700      *
Robert L. Yohe                            3,100      *
Roger H. Zanitsch(2)                  1,756,634    4.4
Joseph A. Fischette(2)(3)               135,708      *
John M. MacCrum(1)(2)(3)                108,566      *
R. Scott Keefer(2)                       20,000      *
All directors and executive officers
as a group (12 persons)(1)(2)(3)      8,836,612   22.2

--------
*Less than 1%

(1) Includes 200 shares held by Mr. Weil's wife and 400 shares held by Mr. MacCrum's wife, as to which beneficial ownership is disclaimed by Mr. Weil and Mr. MacCrum and, as to Mr. MacCrum, includes 5,400 shares held by the children of Mr. MacCrum.

(2) Includes (i) 3,100 shares in the case of each of Messrs. Cruickshank, Goeschel and Weil, 2,100 shares in the case of Mr. Prater, 1,100 shares in the case of each of Messrs. McConomy and Zanitsch and 600 shares in the case of each of Messrs. Schofield and Yohe, granted under the Company's 1993 Non-Employee Directors' Stock Option Plan, (ii) 20,000 shares in the case of each of Messrs. Fischette, MacCrum and Keefer granted under the Company's Stock Option Plan and (iii) 74,800 shares in the case of all directors and executive officers as a group, in each case covered by presently exercisable options granted under the aforementioned plans. The "percent of class" set forth above for any individual and the group (but not for the other individuals listed above) is computed as though such shares optioned to such individual or the group, as the case may be, were outstanding.

(3) Includes 9,708, 7,366 and 17,074 shares in the case of Messrs. Fischette and MacCrum, and all directors and executive officers as a group, respectively, held under the Company's Employees Growth Participation Plan and allocated to the accounts of such executive officers. That plan was terminated in 1990.

OTHER BENEFICIAL OWNERS

Information as of December 31, 1996 with respect to the only person not otherwise disclosed in the Management table and known by the Company to be the beneficial owner of more than 5% of the Company's Stock as of the record date is as follows:

                            BENEFICIAL OWNERSHIP
                              OF COMMON STOCK
                            -----------------------
                              NUMBER       PERCENT
NAME AND ADDRESS            OF SHARES     OF CLASS
----------------            ------------- ---------
NM Capital Management, Inc      2,875,034       7.2%
John Hancock Place
Boston, MA 02117

NM Capital Management, Inc. has sole investment power over all shares. Voting authority has been granted to it by clients owning 1,297,362 shares.

                BOARD OF DIRECTORS AND COMMITTEES OF THE BOARD

The business of the Company is under general supervision of a Board of Directors as provided by the laws of Delaware, the Company's state of incorporation. The Board of Directors has established committees to assist it, consisting of the Executive Committee, the Compensation Committee, the Audit Committee, the Nominating Committee and the Pension Committee.

Executive Committee. The Executive Committee consists of Messrs. McConomy (Chairman), Bailey, Goeschel, Prater and Weil. The Executive Committee, during the intervals between meetings of the Board, may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the Company.

Compensation Committee. The Compensation Committee consists of Messrs. Cruickshank (Chairman), Goeschel, Prater, Schofield, Weil and Yohe. The Compensation Committee determines the salaries payable to all executive officers. The Committee also determines bonuses, if any, to be paid each year to officers and key employees. The Committee also administers the Company's Stock Option Plan and has the authority to grant options thereunder, although in order to permit grants under the Stock Option Plan to satisfy Rule 16b-3 under the Securities Exchange Act of 1934, as amended, Mr. Weil does not participate in such decisions.

Audit Committee. The Audit Committee consists of Messrs. Weil (Chairman), Cruickshank, Schofield, Yohe and Zanitsch (who has decided not to stand for reelection to the Board). The responsibilities of the Audit Committee are to
(i) provide assistance to the Board of Directors in fulfilling its statutory and fiduciary responsibilities for examinations of the Company and in monitoring its accounting and financial reporting practices; (ii) determine that the Company has adequate administrative, operational and internal accounting controls and that the Company is operating in accordance with its prescribed procedures and codes of conduct; (iii) serve as an independent and objective party in the review of the financial information presented by management for distribution to stockholders and the general public; and (iv) provide direction and supervision over the internal audit function and the independent accountants. One of the functions of the Audit Committee is to recommend to the Board of Directors the selection of independent accountants for the coming year.

Nominating Committee. The Nominating Committee consists of Messrs. Bailey (Chairman), McConomy, Yohe and Zanitsch (who has decided not to stand for reelection to the Board). The Nominating Committee reviews the size and composition of the Board of Directors and makes recommendations with respect to nominations for election or appointment of directors. The Nominating Committee will consider nominees recommended by stockholders provided that stockholders submit the names of nominees in writing to the Secretary of the Company together with a statement of the nominees' qualifications. Such information should be received no later than January 31, 1998 with respect to nominations for election at the 1998 Annual Meeting of Stockholders.

Pension Committee. The Pension Committee consists of Messrs. Prater (Chairman), Cruickshank and Schofield. The Pension Committee reviews and approves the investments of the Company's defined benefit pension plans and interacts with the investment manager for such plans.

The Board also has an Environmental Committee and has recently formed a Corporate Governance Committee. During 1996, the Executive Committee held one meeting, the Compensation Committee held five meetings, the Audit Committee held two meetings and the Nominating Committee, the Pension Committee, the Environmental Committee and the Corporate Governance Committee each held one meeting. The Board of Directors held nine meetings during 1996.

COMPENSATION OF DIRECTORS

Board and Committee Fees. Directors who are full-time employees of the Company or a subsidiary receive no additional compensation for services as a member of the Board or any committee of the Board. Directors (other than the Chairman) who are not employees of the Company receive an annual retainer of $18,000, and the

Chairman receives an annual retainer of $40,000, for Board service. Non-employee Directors also receive a fee of $1,500 for each Board and committee meeting attended, and the Chairmen of each committee receive an additional annual retainer of $3,000. No committee meeting fees are paid for committee meetings held by telephone or on the same day as a Board meeting.

1993 Non-employee Directors' Stock Option Plan. The 1993 Non-employee Directors' Stock Option Plan provides for an annual grant of non-statutory stock options to each non-employee Director in an amount equal to the sum of 500 plus 100 times the number of calendar years during which, as of April 1 of such year, such person was a non-employee Director of the Company. The option price for each stock option is $15.50, the fair market value of the Common Stock on April 21, 1993, the date of the first grant. In general, stock options will vest if the "income from operations" of the Company for the fiscal year in which such options were granted is greater than that of the prior fiscal year; otherwise such stock options will be forfeited.

                      ELECTION OF DIRECTORS (PROPOSAL 1)

The Board of Directors, acting pursuant to the bylaws of the Company, has determined that the number of directors constituting the full Board of Directors shall be eight effective as of the Annual Meeting. The Board is to be divided into three classes of nearly equal size. One such class is elected every year at the Annual Meeting for a term of three years. During 1996, Ronald R. Tisch resigned from the Board, and Roger H. Zanitsch has decided not to stand for reelection. Consequently, at present the Class of 2000 has only one director.

The Board of Directors has, upon recommendation of the Nominating Committee, nominated Colin Bailey for reelection as a director, and he has agreed to serve if elected. Each director elected at the 1997 Annual Meeting of Stockholders will hold office until the 2000 Annual Meeting of Stockholders or until the director's prior death, disability, resignation or removal. Proxies are solicited in favor of Mr. Bailey and will be voted for him unless otherwise specified. If Mr. Bailey becomes unable or unwilling to serve as a director, it is intended that the proxies will be voted for the election of such other person, if any, as shall be designated by the Board of Directors.

Information concerning Mr. Bailey and the other directors who will continue in office after the meeting is set forth below, together with information concerning the Company's executive officers who are not directors.

NAME                             AGE               POSITION WITH THE COMPANY
----                             ---               -------------------------
                            Class of 2000
Colin Bailey                      50               President, Director
                            Class of 1998
Robert W. Cruickshank             51               Director
Arthur L. Goeschel                75               Director
Thomas A. McConomy                63               Director
                            Class of 1999
Nick H. Prater                    68               Director
Seth E. Schofield                 57               Director
Harry H. Weil                     63               Director
Robert L. Yohe                    60               Director
                          Executive Officers
R. Scott Keefer                   49               Senior Vice President--Finance
Joseph A. Fischette               50               Senior Vice President, General
                                                    Counsel and Secretary
John M. MacCrum                   49               Senior Vice President

Mr. Bailey has been a director and executive officer of the Company since its formation in 1985. Mr. Fischette has been an executive officer of the Company, and Mr. MacCrum has been a key employee or an executive officer of the Company, since 1985. Mr. Keefer has been Senior Vice President--Finance since August 1995. Prior thereto Mr. Keefer was Vice President, Finance and Chief Financial Officer of Quaker State Corporation.

Mr. McConomy has been a director of the Company since its formation in 1985. He retired as President effective July 1, 1994 but remains Chairman of the Board. Mr. McConomy is also a director of PNC Bank, N.A. and Equitable Resources, Inc.

Mr. Cruickshank has been a director of the Company since November 1985. In 1994 Mr. Cruickshank became President of R.W. Cruickshank & Co. Prior thereto he was Chairman of the Board of Wiltek, Inc. and a private investor for more than the past five years. He is also a director of New Canaan Bank & Trust Company, Friedmans, Inc. and Data Documents, Inc.

Mr. Goeschel has been a director of the Company since its formation in 1985. Since 1992, Mr. Goeschel, previously retired, has been on the Board of Rexene Corporation, a manufacturer of polypropylene and other thermoplastic and petrochemical products. Mr. Goeschel is also a director of the Dreyfus-Laurel Mutual Funds and National Picture Frame.

Mr. Prater has been a director of the Company since August 1990. Until June 1990, when he retired, Mr. Prater was President and Chief Executive Officer of Mobay Corporation (now called Bayer Corporation), a chemical producer. He is also a director of Harsco Corp.

Mr. Schofield was elected to serve as a director of the Company in December 1995. Since February 1996, Mr. Schofield has been the Chairman of Base International, a provider of corporate protection and security. From June 1992 until January 1996, when he retired, Mr. Schofield was Chairman and Chief Executive Officer of USAir Group, a major air carrier. Prior thereto he was President and Chief Executive Officer of USAir Group. Mr. Schofield is also a director of PNC Bank, N.A., USX Corporation and Erie Indemnity Company.

Mr. Weil has been a director of the Company since its formation in 1985. Mr. Weil is a partner in the law firm of Reed Smith Shaw & McClay, which provides legal services to the Company. Mr. Weil is also a director of Erie Indemnity Company.

Mr. Yohe was elected to serve as a director of the Company in December 1995. Until March 1994, when he retired, Mr. Yohe was Vice Chairman of Olin Corporation, a producer of chemicals, microelectronic materials, metals, sporting ammunition and defense and aerospace products. Prior thereto he was Executive Vice President of Olin Corporation. Mr. Yohe is also a director of Airgas, Inc., Betz Dearborn, Inc., LaRoche Industries, Inc. and The Middleby Corporation.

                            EXECUTIVE COMPENSATION

In 1985 the Board of Directors created a Compensation Committee, consisting of at least three directors who are not employees of the Company. One of the functions of the Compensation Committee is to review at least annually, and more often if circumstances warrant an interim review, the compensation of the Company's executive officers and the plans or formulas from which such compensation is derived. The Compensation Committee then makes recommendations to the full Board of Directors as to such matters (except for the grant of options under the Company's Stock Option Plan, which is done by the Committee alone so that the grants will satisfy Rule 16b-3 under the Securities Exchange Act of 1934, as amended). In order to permit grants under the Stock Option Plan to satisfy Rule 16b-3, Mr. Weil does not participate in stock compensation decisions by the Committee.

Set forth below is the report of the members of the Compensation Committee, Messrs. Cruickshank (Chairman), Goeschel, Prater, Schofield, Weil and Yohe, as to the Committee's recommendations for the compensation of the Company's executive officers applicable to 1996.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

            General policies with respect to executive compensation
           and the relationship between compensation and performance
                  -------------------------------------------

The Compensation Committee's policies with respect to executive compensation are intended to achieve three principal goals. First, they are intended to create base compensation levels sufficient to attract and retain talented and dedicated executive officers. To accomplish this, the Committee compares the Company's base salary levels with those currently being paid for similar positions by other companies. The Committee also reviews the total compensation package available to executive officers, to make sure it remains competitive.

Second, the compensation policies are intended to provide a direct link between performance during the year (both the performance of the Company as a whole and the performance of the individual officer) and a significant part of the officer's compensation. This is done through cash bonuses available to executive officers based on the Company's performance as a whole and the officer's performance as an individual. These bonuses have ranged from a high of 100% of salary to a low of zero.

Third, the compensation policies are intended to provide executive officers with the opportunity to acquire a significant equity stake in the Company, through granting them stock options at full market prices and with delayed vesting provisions. These options will become and remain important assets if, and only if, the market price of the Common Stock increases over the period of the options. Short-term price fluctuations up and down will not be as important to optionees as long-term growth. In this respect, therefore, the interests of the executive officers will be aligned directly with the interests of the stockholders in increasing stockholder value.

          Compensation policies applied to executive officers in 1996
                  ------------------------------------------

The Company's executive officers are Messrs. Bailey, Keefer, Fischette and MacCrum. Mr. Tisch retired as Executive Vice President on July 1, 1996. Dr. Robert Carrubba retired as Vice President on April 1, 1996.

Salary. Base salaries for the executive officers are designed to be at levels at or slightly lower than those of executive officers of comparable companies under the so-called "Hay point" system. This system was designed some years ago by The Hay Group, Inc., an independent salary consulting firm, and it has been adopted in various forms by many companies. The Hay Group provides a comparison to the Company's compensation with all companies participating in the Hay system, and with those companies in the Company's same industry sector. Under this system, a certain number of "Hay points" is assigned to each executive position, depending on factors such as the relative importance of the executive's functions to the overall results of the Company, the number of employees reporting to the executive, the levels of supervision, if any, over the executive and similar factors. Once established, the number of Hay points applicable to a particular position is unlikely to change unless there is a significant change in the duties and responsibilities associated with that position.

In associating particular levels of salary with particular numbers of Hay points, the Compensation Committee is guided primarily by information from The Hay Group, Inc. and other sources as to competitive salaries. The other companies compared with the Company for this purpose are selected by The Hay Group, Inc., not by the Company, and are not necessarily the same as those used for the Performance Graph in the Proxy Statement. The Committee also considers the present and projected cash position of the Company, and the availability to the executive officers of additional forms of compensation described below. This consideration is done at the Committee's discretion and not on any formula or objective basis. The Committee's general philosophy is that salary levels for the Company's executive officers should be somewhat less than the median salaries paid by other companies for comparable positions, so that the overall compensation of an executive officer in a particular year will be more heavily weighted toward incentive compensation, such as bonus and stock options, than toward a fixed salary. In this way, the executive officer's compensation will vary from year to year and will be strongly influenced by the results achieved by the Company.

In 1996, the salaries of Messrs. Tisch, MacCrum, Keefer and Fischette were adjusted in accordance with the Company's compensation system as provided for in the "Hay point" system. In reviewing the salaries of Messrs. Tisch, MacCrum, Keefer and Fischette the Committee also determined that their salaries, as compared to their peers at comparable companies, were at or near the bottom of the salary range for individuals performing the job function of the respective executive officers. This was the result of the executive officers' salaries being frozen for two years and thereafter salary increases being kept at a minimum due to the Company's performance level. Additionally, the Committee determined that due to restructuring within the Company, certain executive officers had increased their job responsibilities over the last 18 months, and that these changes had not been reflected in their base salaries.

The Committee also took into consideration the salary levels of the individuals as they relate to the Company's ability to retain and attract individuals for positions within the Company. The Committee, after reviewing materials provided by The Hay Group, Inc., the Company's salary consulting firm, and other sources of salary information, concluded that the executive officers' salaries were low and that this would impact the Company's ability to retain and attract individuals for key positions within the Company. The Committee, after reviewing the entire situation concerning the executive officers, taking into account, among other factors, the executive officers' salaries as compared to their peers, the responsibility of each executive officer and his performance within his position, and the 1995 performance of the Company, recommended to the Board of Directors that the salaries of Messrs. Tisch, MacCrum, Keefer and Fischette be adjusted, and such adjustments were approved by the Company's Board of Directors.

Bonus. The Officers Incentive Plan provides a bonus pool from which cash bonuses may be granted to executive officers. The total amount of bonuses that may be awarded under the plan (the "bonus pool") cannot exceed 100% of the annualized salaries of all the participants, measured at year-end, and the maximum bonus for any individual officer is 100% of the officer's salary. The 100% level for the bonus pool is available if the Company meets certain performance targets, as described below, and if the Committee chooses not to apply a discount factor, which can be as much as 15%. The failure to meet performance targets reduces the available bonus pool. Although the Committee has traditionally recommended bonuses equal to the amounts calculated on an objective basis under the plan, it retains the discretion under the plan to reduce or to eliminate bonuses. The Committee did not award the total bonus award pool in 1996.

The plan provides for three factors in determining the officers' bonus payments. First, there is a "return on assets" performance target, which is the average of the actual return on assets for the five years prior to the award year; second, there is an "earnings per share" performance target, set by the Board of Directors at the beginning of the year; and third, the individual officer's performance for the plan year is assessed by the Committee. The performance factors of return on assets and earnings per share are weighted 40% each, and the individual officer's performance is weighted 20%. The Company achieved 86% of its earnings per share target and 88% of its target for return on assets; this, coupled with the individual performance factors of the officers taken collectively, resulted in an award pool of 44% of the maximum available award pool. Each officer's bonus was then calculated based upon his individual performance rating. Not all of the available pool was awarded by the Committee to the individual officers.

Stock options. Under the terms of the Company's Stock Option Plan adopted in 1985, the Compensation Committee (but not including Mr. Weil) alone determines that identity of the optionees, the number of shares to be covered by each option, the years in which the options will become vested, and other terms and conditions of the options. In determining whether to grant any options, the Committee takes into account the number of options already outstanding, the market price of the Company's Common Stock, the results achieved by the Company in the past year or more (such as earnings, cash flow, return on equity and other measures), and its prospects during the next several years. Potential dilution resulting from the exercise of options in the future is considered, as is the desirability of more closely linking the rewards of the optionees to increases in the market price of the stock.

These matters are at the discretion of the Committee, and are not determined by any formula or weighting of particular factors. The Committee believes that such a link provides an additional incentive to achieve results which are valued by the market, and which thus may benefit stockholders through an increased market price.

In determining whether to grant options to a particular individual, the Committee considers, again in its discretion, the level of responsibility of the individual within the Company, the effect which successful efforts by the individual may have on the overall results of the Company, the need to provide incentive compensation comparable to that available from other companies which may compete for the individual's services, and the number of unexercised options and shares of the Company's Common Stock already held by the individual. In view of the fact that many of the executive officers have substantial holdings of Common Stock, the Committee in general has granted less stock options to its executive officers than those in its comparative group.

There were no options granted to the executive officers of the Company in 1996.

The Stock Option Plan makes stock appreciation rights, payable in cash, available for grant, but the Committee has not granted any.

              Compensation of the chief executive officer in 1996
                     ------------------------------------

The methods used by the Compensation Committee in fixing Mr. Bailey's compensation for 1996 were the same as those described above for other executive officers. As the chief executive officer of the Company, all other officers of the Company report to him, and he is responsible, directly or indirectly, for all of the operations and business of the Company. Consequently, Mr. Bailey has a substantially larger number of "Hay points" assigned to him than any other officer, and in his case the Committee is typically guided primarily by the overall results of the Company, and less by efforts expended or achievements at particular tasks or in particular areas.

Mr. Bailey's salary was adjusted in 1996 for the same reasons as discussed for the other executive officers of the Company. During 1996, as the result of Mr. Tisch's retirement on July 1, 1996 as Executive Vice President, Mr. Bailey assumed responsibility for direct supervision of the Company's research efforts, a function performed by Mr. Tisch prior to his retirement. The improved performance of the Company in 1995 as compared to 1994 was also a factor in the Committee's decision to grant Mr. Bailey a salary increase.

Mr. Bailey qualified for a bonus under the Officers Incentive Plan upon the same factors as are discussed above in connection with such plan.

In view of Mr. Bailey's substantial holdings of Company Common Stock and his position with the Company, the Committee did not grant him any stock options under the Stock Option Plan in 1996.

                                  Tax policy
                                    -------

Section 162(m) of the Internal Revenue Code of 1986, as amended, disallows the Company's federal income tax deductions for compensation paid to the Chief Executive Officer and any of the other four highest compensated executive officers in excess of $1 million each in any taxable year, subject to certain exceptions. Compensation paid to executive officers by the Company is not at present eligible for any exception which would permit deductibility, although such compensation payments are currently not close to the $1 million limit.

 ROBERT W. CRUICKSHANK                                       SETH E. SCHOFIELD
 ARTHUR L. GOESCHEL                                          HARRY H. WEIL
 NICK H. PRATER                                              ROBERT L. YOHE

SUMMARY COMPENSATION TABLE

                                     ANNUAL COMPENSATION
                                  -------------------------      ALL OTHER
NAME AND PRINCIPAL POSITION       YEAR SALARY ($) BONUS ($) COMPENSATION ($)(1)
---------------------------       ---- ---------- --------- -------------------
Colin Bailey                      1996  359,585    146,711         2,592
 Director, President              1995  324,996    176,776           504
 and Chief Executive Officer      1994  278,898          0             0
John M. MacCrum                   1996  210,000     85,680           330
 Senior Vice President            1995  144,252     80,141            65
                                  1994  131,372     21,235             0
Joseph A. Fischette               1996  190,008     79,675           282
 Senior Vice President,           1995  140,880     78,227            59
 General Counsel and Secretary    1994  132,180     20,730             0
R. Scott Keefer                   1996  195,000     75,151           434
 Senior Vice President--Finance,  1995   64,786     91,943        42,339
 Chief Financial Officer
Ronald R. Tisch (2)               1996  120,000          0        20,307
 Director and Executive           1995  194,400    105,769           823
 Vice President                   1994  176,700     26,432           497

--------
(1) Consists only of premiums paid by the Company on term life insurance policies on the lives of the named individuals, except for (i) Mr. Keefer, which includes in 1995 taxable reimbursed relocation expenses of $42,339 and (ii) Mr. Tisch, which compensation in 1996 is accrued vacation pay.

(2) Mr. Tisch retired from the Company effective July 1, 1996.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                VALUE OF
                                                                               UNEXERCISED
                                                NUMBER OF SECURITIES          IN-THE-MONEY
                           SHARES              UNDERLYING UNEXERCISED            OPTIONS
                         ACQUIRED ON  VALUE     OPTIONS AT FY-END (#)       AT FY-END ($)(1)
                          EXERCISE   REALIZED ------------------------- -------------------------
NAME                         (#)       ($)    EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                     ----------- -------- ----------- ------------- ----------- -------------
Colin Bailey............       0       $ 0           0            0       $    0       $     0
Joseph Fischette........       0         0      20,000       30,000        8,800        13,200
John MacCrum............       0         0      20,000       30,000        8,800        13,200
R. Scott Keefer.........       0         0      20,000       40,000            0             0
Ronald R. Tisch.........       0         0           0            0            0             0

--------
(1) Based upon the exercise price of the options and the fair market value of the Common Stock of the Company as of February 18, 1997.

EMPLOYMENT AGREEMENTS

All the executive officers of the Company have entered into employment agreements with the Company. The agreements generally provide, subject to certain termination provisions, for continued employment of the officers through December 31, 1997, with automatic one year renewals, unless six months' prior notice is provided. The agreements provide for a base salary and bonus compensation as determined by the Company. The agreements contain change in control provisions pursuant to which, if a change in control (as defined in the agreements) occurs, (i) the term of the employment agreement is extended to the last day of the second full calendar year after the change in control, (ii) the employee may only be discharged for cause, and not based solely on the performance of such employee, and (iii) the employee is permitted to terminate employment on a date which is within the period beginning on the first anniversary of such change in control and ending on the second anniversary. If the employment of an employee is terminated by the Company for cause or based on performance, or the agreement expires by its terms, no severance is payable to an employee. However, if an employee is otherwise terminated or an employee terminates his or her employment as provided in (iii) above, the Company is required to pay severance compensation to the employee for 36 months (or, if earlier, until the employee is employed by another employer for compensation at least equal to 90% of his prior compensation) equal to his or her monthly compensation (including salary but not bonuses) for the calendar year immediately prior to termination. In addition, for such period the employee will receive equivalent benefits as were provided at the time of termination. The agreements also contain confidentiality and non-compete provisions.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

Harry H. Weil, a member of the Compensation Committee, is a partner in the law firm of Reed Smith Shaw & McClay, which provides legal services to the Company.

PERFORMANCE GRAPH

               COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURN*
          AMONG CALGON CARBON'S COMMON STOCK, S&P 500 COMPOSITE INDEX
                  AND S&P CHEMICALS-SPECIALTY COMPOSITE INDEX




                             [GRAPH APPEARS HERE]
                  COMPARISON OF FIVE YEAR CUMULATIVE RETURN
                 AMONG CALGON CARBON CORPORATION, S&P 500 INDEX
                      AND S&P CHEMICALS (SPECIALTY) INDEX

Measurement period           CALGON CARBON       S&P 500        S&P CHEMICALS
(Fiscal year Covered)                            INDEX          (SPECIALTY)
                                                                INDEX
---------------------        -------------       -------        -------------
Measurement PT -
12/31/96                     $100.00             $100.00        $100.00

FYE  12/31/92                $ 83.19             $107.62        $105.94
FYE  12/31/93                $ 62.12             $120.79        $118.46
FYE  12/31/94                $ 48.43             $120.03        $105.45
FYE  12/31/95                $ 62.47             $165.13        $138.60
FYE  12/31/96                $ 65.50             $203.05        $142.16


           * Assumes that the value of the investment in Calgon Carbon Common Stock and each index was $100 on December 31, 1991 and that all dividends were reinvested.

PENSION BENEFITS

The Company's Retirement Plan for Salaried Employees is a non-contributory defined benefit pension plan. In addition, the Company has a Supplemental Retirement Plan, which is applicable to certain employees selected by the Board of Directors, designed to supplement retirement benefits under the Retirement Plan for Salaried Employees which have been limited by various Internal Revenue Code provisions. At present no executive officers participate in such Supplemental Retirement Plan. The following table shows the estimated annual pension benefits which would be payable under the above-stated plans in the form of a single life annuity, for various levels of average annual compensation and years of service, based upon retirement at age 65 in the calendar year 1996, before any reduction to take account of benefits payable by the Company's former owner, Merck & Co., Inc. (by agreement with Merck, benefits payable under Company plans are reduced by the benefit amounts payable to the individual by Merck, which are computed utilizing a 2.5% compensation increase assumption).

     AVERAGE ANNUAL
COMPENSATION FOR HIGHEST
 FIVE CONSECUTIVE YEARS        ANNUAL BENEFITS FOR YEARS OF SERVICE (1)
   IN 10-YEAR PERIOD       -----------------------------------------------------
  PRECEDING RETIREMENT     15 YEARS   20 YEARS   25 YEARS   30 YEARS   35 YEARS
  --------------------     --------   --------   --------   --------   --------
       $150,000            $ 32,925   $ 43,900   $ 54,875   $ 65,850   $ 76,825
        200,000              44,550     59,400     74,250     89,100    103,950
        250,000              56,175     74,900     93,625    112,350    131,075
        300,000              67,800     90,400    113,000    135,600    158,200
        350,000              79,425    105,900    132,375    158,850    185,325
        400,000              91,050    121,400    151,750    182,100    212,450
        450,000             102,675    136,900    171,125    205,350    239,575
        500,000             114,300    152,400    190,500    228,600    266,700

--------
(1) Under Section 415 of the Internal Revenue Code of 1986, the amount of annual benefits which may be paid under the Retirement Plan for Salaried Employees to any employee may not exceed $125,000 during 1997 and $120,000 during 1996 and under Section 401(a)(17) of the Code the amount of annual compensation of each employee taken into account under such plan for any year may not exceed $160,000 during 1997 and $150,000 during 1996. These limitations have not been reflected in the table.

Other than the reduction with respect to Merck benefits discussed above, the benefits payable under the plans are not subject to any deduction for Social Security or other offset amounts. Covered compensation for purposes of the chart above includes salary and incentive awards which are reported in the "bonus" column of the summary compensation table. As of December 31, 1996, Messrs. Bailey, Fischette, MacCrum, Keefer and Tisch had 9, 17, 27, 1 and 18 years of service, respectively, under the plans. Mr. Bailey is also covered by a pension plan applicable to certain of the Company's foreign employees with respect to his years of service in the Company's Belgian and other European operations. Pursuant to the formula used to calculate the benefits payable to Mr. Bailey for such service he is entitled to an annual amount upon retirement equal to the greater of (a).5% of his average compensation up to the parallel average Belgian state pension ceiling, plus 1.5% of such compensation in excess of this ceiling, for the period he was covered by the plan, and (b) two times Mr. Bailey's own contributions to the plan plus interest at 4% per year. In Mr. Bailey's case the latter calculation would apply. Upon Mr. Bailey's retirement at age 65 he would be entitled to payment of an estimated annual pension benefit of approximately $10,000 (based upon conversion of Belgian francs to U.S. dollars at the exchange rates in effect at the end of 1994) under such plan.

SECTION 16 BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

In 1996, a report covering one transaction by the wife of John MacCrum was not timely filed. In making this disclosure, the Company has relied solely on written representations of its directors and executive officers and copies of the reports that they have filed with the Commission.

                       STOCKHOLDER PROPOSAL REGARDING A
                  CLASSIFIED BOARD OF DIRECTORS (PROPOSAL 2)

  Mr. Charles Miller, 23 Park Circle, Great Neck, New York, 11024, who owns 1,200 shares of the Company's Common Stock, has stated his intention to present the following proposal at the Annual Meeting:

  RESOLVED, that the stockholders of the Company request that the Board of Directors take the necessary steps, in accordance with state law, to declassify the Board of Directors so that all directors are elected annually, such declassification to be effected in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT OF PROPONENT

  The election of directors is the primary avenue for stockholders to influence corporate governance policies and to hold management accountable for implementation of those policies. I believe that the classification of the Board of Directors, which results in only a portion of the Board being elected annually, is not in the best interests of the Company and its stockholders.

  The Board of Directors of the Company is divided into three classes serving staggered three-year terms. I believe that a Company's classified Board of Directors maintains the incumbency of the current Board and therefore of current management, which in turn limits management's accountability to shareholders.

  The elimination of the Company's classified Board would require each new director to stand for election annually and allow the stockholders an opportunity to register their views on the performance of the Board collectively and each director individually. I believe that this is one of the best methods available to the stockholder to insure that the Company will be managed in a manner that is in the best interests of the stockholders.

  A classified board might also be seen as an impediment to a potential takeover of the Company's stock at a premium price. With the inability to replace the majority of the Board at one annual meeting, an outside suitor might be reluctant to make an offer in the first place.

  I am a founding member of the Investors Rights Association of America and I believe that the concerns expressed by companies with classified boards that the annual election of all directors could leave companies without experienced directors in the event that all incumbents are voted out by stockholders, are unfounded. In my view, in the unlikely event that stockholders vote to replace all directors, this decision would express stockholder dissatisfaction with the incumbent directors and reflect the need for change.

I URGE YOUR SUPPORT, VOTE FOR THIS RESOLUTION.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL

  Under the Company's system of electing directors by classes, each director serves a three-year term, each class is as nearly equal as possible and one of the three classes is elected each year. This staggered election of directors is a common practice which has been adopted by the stockholders of many major corporations. It is specifically permitted by the laws of many states, including the State of Delaware as well as the rules of the New York Stock Exchange.

  The Board of Directors of the Company believes that a classified Board of Directors promotes a continuity of policy and a stability of leadership by assuring that experienced personnel familiar with the Company and its business will be on the Board of Directors at all times. A classified Board of Directors is intended to prevent precipitous changes in the composition of the Board of Directors by preventing the election of an entire new Board of Directors in a single year. Preventing such a precipitous change in control serves to provide informed oversight of corporate policies, business strategies and operations because a majority of the directors at all times will have had prior experience in the operation of the Company's business.

  In addition, the Board of Directors believes that a classified Board serves as an obstacle to any sudden and disruptive attempts to obtain control of the Company. For example, throughout the 1980s there were a number of attempts by various individuals and entities to acquire significant minority positions in certain companies with the intent of obtaining actual control of the companies by electing their own slate of directors, or of achieving some other goal, such as the repurchase of their shares at a premium, by threatening to obtain such control. The mere attempt to obtain control or to further some other personal goal, even if unsuccessful, can seriously disrupt the conduct of the business of a company and cause it to incur substantial expense to the detriment of the stockholders. These insurgents often threaten to elect a company's entire board of directors through a proxy contest or otherwise, even though they do not own a majority of the company's outstanding shares entitled to vote. The Company's classified Board of Directors may discourage such purchases because its provisions operate to delay the purchaser's ability to obtain control of the Board of Directors. For this reason, a person seeking to acquire control of the Company also is encouraged to initiate such action through arm's length negotiations with members of the Board of Directors, who are in a position to negotiate a transaction that is fair to all of the Company's stockholders.

  Further, the Board does not believe that a classified board limits management's accountability and responsiveness to the Company's stockholders. The stockholders retain their ability to replace incumbent directors or to propose alternate nominees for the class of directors to be elected at an annual meeting. By altering the composition of the Board, the stockholders can properly and effectively express their views with respect to, and thus influence, the Company's policies. The Board believes that incumbent directors who continue in office will be aware of and influenced by such stockholder action.

  Under the corporation law of the State of Delaware, the state in which the Company is incorporated, the action recommended in the proposal could be taken only if the Board of Directors recommended an amendment relating to the Company's Restated Certificate of Incorporation and directed that the amendment be submitted to a vote of the Company's stockholders. Under the terms of the Company's By-Laws, an affirmative vote of 75% of the outstanding shares of Common Stock entitled to vote would be required at a future meeting of the Company's stockholders in order to amend the staggered election of directors. The Board of Directors has not recommended, and does not recommend, such an amendment. Therefore, a vote in favor of this stockholder proposal is only an advisory recommendation to the Board of Directors that it take steps to initiate such an amendment.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                        STOCKHOLDER PROPOSAL REGARDING
              COMPENSATION OF NON-EMPLOYEE DIRECTORS (PROPOSAL 3)

  Mr. William Steiner, 4 Radcliff Drive, Great Neck, New York, 11024, who owns 2,200 shares of the Company's common stock, has stated his intention to present the following proposal at the Annual Meeting:

  RESOLVED, that the shareholders recommend that the board of directors take the necessary steps to ensure that from here forward all non-employee directors should receive a minimum of fifty percent (50%) of their total compensation in the form of Company stock which cannot be sold for three years.

SUPPORTING STATEMENT OF PROPONENT

  A significant equity ownership by non-employee directors is probably the best motivator for facilitating identification with shareholders.

  Traditionally, non-employee directors were routinely compensated with a fixed fee, regardless of corporate performance. In today's competitive global economy, outside directors must exercise critical oversight of management's performance in fostering corporate profitability and shareholder value. All too often, outside directors' oversight has been too lax, and their actions were too late to effect any meaningful change.

  The history of public corporations in America has too many examples of directors passively allowing strategic management errors to occur. This results in eroding corporate and shareholder value.

  When compensation takes the form of company stock, there is a greater likelihood that outside directors will exercise greater diligence in protecting their own, as well as corporate, and shareholder interests.

  What is being recommended in this proposal is neither novel nor untried. A number of corporations have already established versions of such practices, namely, Alexander & Alexander, Baxter International, Hartford Steam Boiler, James River, McGraw Hill, NYNEX, RJR Nabisco, Sunbeam Corporation, The Travelers, Westinghouse, Woolworth and Zurn Industries.

  In June, 1995, the National Association of Corporate Directors' (NACD) Blue Ribbon Commission on Director Compensation issued a report urging that public company directors be paid their annual fees primarily in company stock to more closely align their interests with those of shareholders. Several widely-reported empirical studies have confirmed the potential efficacy of this approach. Albert J. Dunlap, a Commission member and Chairman and Chief Executive Officer of Sunbeam Corporation has stated:

  "What kind of contribution will the directors ever make if they don't have a vested interest in the company's financial success. They've got to show that they believe in the company, that they're willing to stand behind their choices ...Any director who isn't willing to be paid [one hundred] percent in stock doesn't believe in the company."

  It can be argued that awarding stock options to outside directors accomplishes the same purpose of insuring director's allegiance to a company's profitability as paying them in stock. However, it is my contention that stock options entail no downside risk, i.e., while stock options offer rewards should the stock increase, if the stock price decreases, no penalties ensue. There are few strategies that are more likely to align the interests of outside directors with those of shareholders than one which results in their sharing of the same bottom line.

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION!

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL

  The Company's Board of Directors shares the proponent's belief in the importance of incentive-based compensation for directors. The Board also believes that directors should have a financial stake in the Company. Indeed, as indicated by the table on page 2, which sets forth the ownership of the Company's Common Stock by management, all of the Company's non-employee directors are beneficial owners of Common Stock.

  The Company has a 1993 Non-Employee Directors' Stock Option Plan which encourages ownership in the Company by providing for annual option grants to non-employee directors. The stock options granted under the Plan to non-employee directors align those directors' long term interests in the growth of stockholder value with the stockholders of the Company. The Plan has another feature which aligns the financial compensation interests of the non-employee directors with the interests of stockholders of the Company in a direct and meaningful way. Unlike most non-employee director stock option plans, the stock options granted each year to non-employee directors do not vest unless the income from operations of the Company is greater for that year than for the prior year. Thus, a portion of each non-employee director's compensation (the stock option grant) is tied to promoting the short-term success of the Company as well as to promoting the long-term value through enhancement of the stock price of the Company. The options are not transferable and thus provide long-term incentive, consistent with continuity in service on the Board. The only value directors derive from these options is based on appreciation in the price of the Company's Common Stock, a result all stockholders desire.

  The Board believes that the existing director compensation structure offers directors the flexibility to balance stock-related and cash compensation in a manner compatible with their individual circumstances. The directors and the Compensation Committee periodically review the compensation of the Company's non-employee directors to ensure that it remains consistent with industry standards and continues to be fair and appropriate in light of the obligations and responsibilities of corporate directors. Mr. Steiner's proposal removes the flexibility to determine the optimum form of compensation in order to attract and retain the best directors possible. This can vary from time to time based on general trends in directors' compensation. The proposed mandate that one-half of non-employee director compensation be in common stock may result in well-qualified individuals declining to serve as directors of the Company because they consider a greater proportion of cash or other forms of compensation offered by other corporations more desirable. The Board believes that the non-employee directors' stock option plan already approved by the Company's stockholders is a more appropriate means of accomplishing directors' identification with stockholder interests than merely paying half of their compensation in stock as suggested by Mr. Steiner.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

                        STOCKHOLDER PROPOSAL REGARDING
                    HIRING INVESTMENT BANKERS (PROPOSAL 4)

  Mr. Kenneth Steiner, 14 Stoner Avenue, Great Neck, New York, 11021, who owns 800 shares of the Company's Common Stock, has stated his intention to present the following proposal at the Annual Meeting:

  RESOLVED: that the shareholders of the Company recommend and deem it desirable and in their best interest that the board of directors immediately engage the services of a nationally recognized investment banker to explore all alternatives to enhance the value of the Company. These alternative should include, but not be limited to, the possible sale, merger or other transaction involving the Company.

SUPPORTING STATEMENT OF PROPONENT

  In support of the above resolution, the proponent believes that in view of the unacceptable performance of the Company over the past five years, the deplorable stock price, and in my opinion, ineffective management, the board of directors should take immediate action to engage the services of an investment banker to explore all alternatives to enhance the value of the Company.

  I am a co-founder of the Investors Rights Association of America and it is my opinion that the value of the Company can be enhanced if the above resolution is carried out and the shareholders would at long last be able to salvage meaningful monetary rewards for their patience and long suffering.

  Nell Minow, a highly acclaimed corporate governance specialist, and principal of the LENS Fund, which specializes in increasing the value of under-performing companies, has stated:

  "Companies can only justify asking investors to take the risk of investing in equities by delivering a competitive rate of return on the invested capital. When a company's management and board cannot meet that goal, they owe it to their investors to submit themselves to an independent evaluation by an outside firm, to insure that all options are objectively evaluated.

  If a company's performance lags over a sustained period, it is time for the shareholders to send a message of no confidence to the board, reminding them that they have to hold management--and themselves--to a higher standard."

I URGE YOUR SUPPORT. VOTE FOR THIS RESOLUTION.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

BOARD OF DIRECTORS STATEMENT IN OPPOSITION TO PROPOSAL

  The Board of Directors of the Company reviews on a regular basis strategic alternatives and opportunities available to it, remains committed to maximizing value for stockholders and will pursue whichever course of action that will, in the Board's judgment, best achieve that objective. As a result, adoption of the proposal submitted by Mr. Steiner is not necessary. The Board also believes that stockholder value will not be enhanced by adoption of the proposal, but rather that it could seriously prejudice stockholders' financial interests.

  The Board regularly seeks to enhance stockholder value through internal growth, acquisitions of businesses which are complementary to the Company's business and other strategic agreements and alliances. In the course of doing such it engages and relies upon the advice of, as necessary, nationally prominent investment banking firms. During the past year, the Company has made four significant acquisitions designed to achieve corporate growth and increase profitability. In February, 1996, the Company purchased the assets of Vulcan Peroxidation Systems, Inc. In June, 1996, the Company purchased the stock of Solarchem Enterprises, Inc. In December, 1996, the Company purchased the stock of Advanced Separation Technologies, Inc. and the stock of Charcoal Cloth (International) Ltd, an English company. The Advanced Separation Technologies acquisition was completed with the assistance of a nationally prominent investment banking firm.

  The Company recently adopted "Shareholder Value Added" ("SVA") as a measurement of Company performance, effective, January 1, 1997. This performance measurement standard is designed to ensure that all financial decisions are driven by the objective of increasing stockholder value.

  In 1995, the Company adopted a new "Vision Statement" in order to guide the Company into the next century. The Vision Statement, and the "Strategic Initiatives" adopted to implement the Vision Statement, among other things call for the acquisition of synergistic companies and technology which will enable the Company to increase its revenues and profits. Moreover, the Strategic Initiatives also drive the development of new products and the reduction of manufacturing costs.

  The Board believes that adoption of the proposal would not increase stockholder value and could seriously prejudice stockholders' financial interests. Although the proposal only requests certain action by the Board and does not obligate the Board to take any action, the Board believes that an announcement that the proposal has been adopted could severely damage the Company's long-term relationships with its principal customers, and could have an adverse impact on the Company's ability to effectively compete in the short and long term, resulting in a possible decline in revenues and a corresponding decline in stockholder value.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "AGAINST" THIS PROPOSAL.

              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

In the past the Company has sought the approval of stockholders concerning the appointment of independent auditors. No approval is sought this year because the Board of Directors has asked the Audit Committee to determine whether the Board should change independent auditors (currently Price Waterhouse LLP) for 1997. Price Waterhouse LLP has audited the Company since its formation in 1985 and the Board wishes to determine whether sound corporate and fiscal policy dictates a periodic change in auditors. The Company intends to again seek the ratification of its independent auditors for 1998.

Representatives of Price Waterhouse LLP are expected to be present at the Annual Meeting. They will have the opportunity to make statements if they desire to do so and will be available to respond to appropriate questions.

                                 VOTE REQUIRED

The nominee for election as director at the Annual Meeting who receives the greatest number of votes cast for the election of directors at that meeting by the holders of the Company's Common Stock, present in person or represented by proxy at the meeting and entitled to vote at that meeting, a quorum being present, shall become a director at the conclusion of the tabulation of votes. The affirmative vote of the holders of a majority of the votes cast of the Company's Common Stock, present in person or represented by proxy at the meeting and entitled to vote at that meeting, a quorum being present, is necessary to approve the actions proposed in proposals 2, 3 and 4 of the accompanying Notice of 1997 Annual Meeting of Stockholders. Under Delaware law and the Company's Restated Certificate of Incorporation and By-laws, the total number of votes cast "for" or "against" will be counted for purposes of determining the minimum number of affirmative votes required for approval of proposals 2, 3 and 4 and the total number of votes cast "for" any of these matters will be counted for purposes of determining whether sufficient affirmative votes have been cast. An abstention from voting on a matter by a stockholder present in person or represented by proxy at the meeting or any broker non-vote shall not be counted in such voting.

                                OTHER BUSINESS

The Board of Directors does not know of any other business to be presented to the Annual Meeting of Stockholders. If any other matters properly come before the meeting, however, the persons named in the enclosed form of proxy will vote the proxy in accordance with their best judgment.

                             STOCKHOLDER PROPOSALS

If any stockholder wishes to present a proposal to be acted upon at the 1998 Annual Meeting of Stockholders, the proposal must be received by the Secretary of the Company by November 21, 1997 to be considered for inclusion in the Company's Proxy Statement and form of proxy relating to the 1998 Annual Meeting. The 1998 Annual Meeting is tentatively scheduled for April 21, 1998.

                                                   Joseph A. Fischette
                                                        Secretary

March 21, 1997

                           CALGON CARBON CORPORATION

            Proxy Solicited on Behalf of the Board of Directors of the Company for Annual Meeting of the Stockholders April 22, 1997

P R O X Y

Thomas A. McConomy and Joseph A. Fischette, or either of them, are hereby appointed proxies for the undersigned, with full power of substitution, to vote all the shares of Common Stock of Calgon Carbon Corporation (the "Company") which the undersigned may be entitled to vote, at the Annual Meeting of Stockholders of the Company scheduled for April 22, 1997, and at any adjourment thereof, as directed on the reverse side of this proxy card and, in their discretion, on any other matters which may properly come before the meeting.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS and will be voted as specified on the reverse side hereof. If not specified, the shares represented by this proxy will be voted FOR Proposal 1 and AGAINST Stockholder
Proposals 2, 3, and 4.

Please mark, sign and date this proxy card on the reverse side hereof and return it in the enclosed envelope.

                                                                SEE REVERSE SIDE

                             FOLD AND DETACH HERE


                        ANNUAL MEETING OF STOCKHOLDERS
                                      OF
                           CALGON CARBON CORPORATION

                                APRIL 22, 1997
                                   1:00 P.M.

                               COMPANY'S OFFICE
                            400 CALGON CARBON DRIVE
                           PITTSBURGH, PENNSYLVANIA

[X] Please mark votes as in this example

    This proxy when properly executed will be voted in the manner directed herein, if no direction is made, this proxy will be voted FOR election of directors and AGAINST Stockholder proposals 2,3, and 4.
              _______
The Board of Directors recommends a vote FOR proposal 1.

                                    FOR         WITHHELD
1. Election of Directors            [_]         [_]        Nominee: Colin Bailey

The Board of Directors Recommend a vote AGAINST proposals 2,3 and 4.

                                       FOR    AGAINST    ABSTAIN
2. Stockholder Proposal Regarding
   a classified Board of Directors.    [_]    [_]        [_]

3. Stockholder Proposal Regarding      [_]    [_]        [_]
   Compensation of Non-Employee
   Directors.

4. Stockholder Proposal Regarding      [_]    [_]        [_]
   hiring Investment Bankers.

                                           YES    NO
I plan to attend the annual meeting.       [_]    [_]

SIGNATURE(S)_________________________________ DATE_________________________
NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

                             FOLD AND DETACH HERE


                           CALGON CARBON CORPORATION


                PLEASE SIGN, DATE AND RETURN YOUR PROXY IN THE
                              ENCLOSED ENVELOPE.